UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2024
Data I/O Corporation
(Exact name of registrant as specified in its charter)

Washington	0-10394	91-0864123
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6645 185th Ave. N.E., Suite 100, Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	DAIO	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act       □

Items reported in this filing:

Item 2.02 Results of Operation and Financial Condition

Item 9.01 Financial Statements and Exhibits

____________________________________________________________________________________________________________

Item 2.02 Results of Operation and Financial Condition

A press release announcing third quarter 2024 results was made October 24, 2024 and a copy of the release is being furnished as Exhibit 99.0 in this current report.

____________________________________________________________________________________________________________

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99.0	Press Release: Data I/O Reports Third Quarter 2024 Results

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

October 24, 2024	By: /s/ Gerald Y. Ng Gerald Y. Ng Vice President and Chief Financial Officer

Exhibit 99.0

Data I/O Reports Third Quarter 2024 Results

CEO Transition Taking Shape with Focus on Customer Experience, Filling out Product Portfolio, and Market Diversification with Enhanced Go-to-Market Strategies

Continued Operating Efficiencies and Expense Discipline

Redmond, WA – October 24, 2024 -- Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced security and data deployment solutions for microcontrollers, security ICs and memory devices, today announced financial results for the third quarter ended September 30, 2024.

Management Comments

William Wentworth was appointed CEO of Data I/O Corporation on October 1, 2024. Commenting on his view of the Company, Mr. Wentworth said, “I am excited to have been appointed to lead Data I/O given the substantial market opportunities that set the stage for heightened value creation for our customers, business partners and shareholders.  This is possible because of the impressive building blocks in place with the Company. We intend to leverage our technology platform, our significant intellectual property portfolio and our highly experienced engineering team.

“During this transitional time, our team is thoroughly engaged in defining the future direction of the Company to drive growth and implement transformative strategies for Data I/O to become a higher value supply chain partner. The focus over the last month has been assessing our strengths and weaknesses while visiting our customers and business partners. Our findings have been encouraging as we set our sights on initiatives grounded in a reimagined approach to the markets we serve and how our capabilities are best utilized to support the global electronics supply chain. Many of these initiatives are based on improvement and expansion of existing strategies selling to global providers of semiconductors, Electronics Manufacturing Service providers, and independent service providers.

“The team will leverage technology to enhance customer engagement strategies, fill out our product portfolio and improve speed-to-market. In turn, we anticipate capturing a greater percentage of what customers spend across their entire enterprise. Furthermore, diversification of revenue streams and customer segmentation will be important elements to our go-forward strategy. Data I/O is dominant in the Automotive Electronics sector and we intend to diversify our approach to the markets we serve to create strongholds in other electronics sectors.”

Third Quarter 2024 Financial Results

Net sales in the third quarter 2024 were $5.4 million, down 17% compared with $6.6 million in the third quarter 2023.  Since the beginning of the year, automotive electronics uncertainty has increased and customer capacity expansion has slowed, resulting in lower system shipments in the Americas and Europe which are offsetting growth in Asia.  While the automotive system results are below expectations, the Company continues to achieve steady performance from programming centers, industrial markets, and its recurring revenue offerings.  Third quarter 2024 recurring services and consumable adapter sales increased by 6% from the prior year, while system sales declined by 34% during the same periods.

Third-quarter bookings mirrored sales at $4.7 million, down from $5.3 million in the prior year. Backlog remains strong at $4.7 million as of September 30, 2024, down $0.7 million from the start of the quarter, with further reductions expected as planned customer deliveries occur in future quarters.

Gross margin as a percentage of sales was 53.9% in the third quarter 2024, as compared to 53.7% in the prior year period.  Despite lower sales volume, gross margin as a percentage of sales remained at steady levels due to product mix favoring software and services over reduced system sales, and successful efforts to improve material, production and service costs through ongoing cost reduction initiatives.

Operating expenses in the third quarter 2024 were $3.2 million, down $334,000 or 9% from the prior year period and down $1.3 million or 11% year-to-date compared to the prior year.  All operational areas including manufacturing, service, R&D and SG&A contributed to these reductions through efficiency improvements and cost reduction efforts.

Net loss in the third quarter 2024 was ($307,000), or ($0.03) per share, compared with net loss of ($53,000), or ($0.01) per share, in the third quarter 2023.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which excludes equity compensation, was $37,000 in the third quarter 2024, compared to Adjusted EBITDA of $402,000 in the third quarter 2023.

The Company’s balance sheet remained strong with cash of $12.4 million at the end of the third quarter 2024 compared to $11.4 million on June 30, 2024 and $12.3 million on December 31, 2023.  Cash increased from the beginning of the year due to reduced operating expenses and improved collections of receivables, partially offset by operating losses, higher inventories, cash expenses paid annually in the first quarter, and the second quarter tax repatriation expense of approximately $337,000.

Inventories at $6.6 million at the end of the third quarter 2024 increased from $5.9 million on December 31, 2023, due to lower system shipments year-to-date and anticipation of future backlog reductions based on the timing of contractual orders. Data I/O had net working capital of $17.6 million on September 30, 2024 compared to $18.4 million on December 31, 2023.  The Company continues to have no debt.

Conference Call Information

A conference call discussing financial results for the third quarter ended September 30, 2024 will follow this release today at 2 p.m. Pacific Time/5 p.m. Eastern Time.  To listen to the conference call, please dial 412-317-5788.  A replay will be made available approximately one hour after the conclusion of the call. To access the replay, please dial 412-317-0088, access code 7407913.  The conference call will also be simultaneously webcast over the Internet; visit the Webcasts and Presentations section of the Data I/O Corporation website at www.dataio.com to access the call from the site.  This webcast will be recorded and available for replay on the Data I/O Corporation website approximately one hour after the conclusion of the conference call.

About Data I/O Corporation

Since 1972, Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, Internet-of-Things, medical, wireless, consumer electronics, industrial controls and other electronics devices. Today, our customers use Data I/O’s data provisioning solutions to manage   device intellectual property from point of inception to deployment in the field.  OEMs of any size can program and securely provision devices from early samples all the way to high volume production prior to shipping semiconductor devices to a manufacturing line. Data I/O enables customers to reliably, securely, and cost-effectively bring innovative new products to life.  These solutions are backed by a portfolio of patents and a global network of Data I/O support and service professionals, ensuring success for our customers.  Learn more at dataio.com/Company/Patents.

Learn more at dataio.com

Forward Looking Statement and Non-GAAP financial measures

Statements in this news release concerning economic outlook, expected revenue, expected margins, expected savings, expected results, expected expenses, orders, deliveries, backlog and financial positions, semiconductor chip shortages, supply chain expectations, as well as any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.

Forward-looking statement disclaimers also apply to the demand for the Company’s products and the impact from geopolitical conditions including any related international trade restrictions. These factors include uncertainties as to the ability to record revenues based upon the timing of product deliveries, shipping availability, installations and acceptance, accrual of expenses, coronavirus related business interruptions, changes in economic conditions, part shortages and other risks including those described in the Company’s filings on Forms 10-K and 10-Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, excluding equity compensation, should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results and facilitate the comparison of results.

Contacts:

Gerald Ng
Vice President and CFO
Data I/O Corporation 6645 185th Ave. NE, Suite 100
Redmond, WA 98052 Investor-Relations@dataio.com

Darrow Associates, Inc.
Jordan Darrow
(512) 551-9296 jdarrow@darrowir.com

-     tables follow     -

DATA I/O CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Net Sales	$5,423	$6,561	$16,584	$21,190
Cost of goods sold	2,499	3,041	7,684	8,995
Gross margin	2,924	3,520	8,900	12,195
Operating expenses:
Research and development	1,544	1,577	4,539	4,922
Selling, general and administrative	1,705	2,006	6,112	7,003
Total operating expenses	3,249	3,583	10,651	11,925
Operating income (loss)	(325)	(63)	(1,751)	270
Non-operating income (loss):
Interest income	71	41	224	125
Foreign currency transaction gain (loss)	(53)	(15)	9	107
Total non-operating income (loss)	18	26	233	232
Income (loss) before income taxes	(307)	(37)	(1,518)	502
Income tax (expense) benefit	-	(16)	(393)	(160)
Net income (loss)	($307)	($53)	($1,911)	$342

Basic earnings (loss) per share	($0.03)	($0.01)	($0.21)	$0.04
Diluted earnings (loss) per share	($0.03)	($0.01)	($0.21)	$0.04
Weighted-average basic shares	9,235	9,020	9,121	8,914
Weighted-average diluted shares	9,235	9,020	9,121	9,065

DATA I/O CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(UNAUDITED)

	September 30, 2024	December 31, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,372	$12,341
Trade accounts receivable, net of allowance for
credit losses of $20 and $72, respectively	2,607	5,707
Inventories	6,627	5,875
Other current assets	554	690
TOTAL CURRENT ASSETS	22,160	24,613

Property, plant and equipment – net	928	1,359
Other assets	1,755	1,429
TOTAL ASSETS	$24,843	$27,401

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$895	$1,272
Accrued compensation	$1,021	$2,003
Deferred revenue	$1,280	$1,362
Other accrued liabilities	$1,302	$1,438
Income taxes payable	$48	$113
TOTAL CURRENT LIABILITIES	4,546	6,188

Operating lease liabilities	886	702
Long-term other payables	222	192

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including
200,000 shares of Series A Junior Participating
Issued and outstanding, none	$0	$0
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 9,219,838 shares as of June 30,
2024 and 9,020,819 shares as of December 31, 2023	$23,482	$22,731
Accumulated earnings (deficit)	($4,556)	($2,645)
Accumulated other comprehensive income	$263	$233
TOTAL STOCKHOLDERS’ EQUITY	19,189	20,319
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,843	$27,401

DATA I/O CORPORATION

NON-GAAP FINANCIAL MEASURE RECONCILIATION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
(in thousands)
Net Income (loss)	($307)	($53)	($1,911)	$342
Interest (income)	($71)	($41)	($224)	($125)
Taxes	$0	$16	$393	$160
Depreciation and amortization	$111	$180	$451	$468
EBITDA earnings	($267)	$102	($1,291)	$845

Equity compensation	$304	$300	$967	$929

Adjusted EBITDA, excluding equity compensation	$37	$402	($324)	$1,774